ASSET PURCHASE AGREEMENT

                                     between

                             INTELIANT CORPORATION,
                                     Seller,

                          SOS STAFFING SERVICES, INC.,
                                Seller's parent,

                                       and

                             HERRICK DOUGLASS, INC.,
                                     Buyer.

                         Dated as of December 29, 2000.


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                         TABLE OF EXHIBITS AND SCHEDULES

Exhibits

A        Bill of Sale
B        Assignment and Assumption Agreement
C        Promissory Note
D        Loan and Stock Pledge Agreement
E        Security Agreement
F        Escrow Agreement

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                            ASSET PURCHASE AGREEMENT
                            ------------------------

         THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into as of December 29, 2000, by and between INTELIANT CORPORATION, a Delaware corporation ("Seller"), SOS STAFFING SERVICES, INC., a Utah corporation and sole shareholder of Seller ("Parent"), and HERRICK DOUGLASS, INC., a Washington corporation ("Buyer").

                                    RECITALS

         A. Seller, through its Consulting Division, engages in an information technology consulting business conducted through offices located in Kirkland, Washington; Tustin, California; Venice, California; San Diego, California and Dallas, Texas, which provides project-based consulting and systems integration services in the areas of (i) information systems or network communications operations, processes or strategy (ii) the selection, design, deployment or testing of information systems or network communications infrastructure, (iii) software application selection, development, testing or implementation, and (iv) extended technical support for information systems infrastructure, network communications infrastructure or software applications (the "Business").

         B. Buyer is in the software integration consulting business.

         C. Buyer wishes to buy from Seller, and Seller wishes to sell to Buyer, certain assets of the Business, and to enter into certain other agreements with respect to the Business, under the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         In consideration of the representations, warranties and covenants in this Agreement, the parties agree as follows:

1.       Purchase and Sale of Assets.

         1.1 Purchase and Sale. On the Closing Date, Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase from Seller, all of Seller's assets, properties and rights (except the Excluded Assets, as defined below) constituting or primarily used or held primarily for use in the Business, tangible or intangible, and wherever located (the "Assets"), including without limitation, the following:

             1.1.1 Tangible  personal  property,   including  but not limited to
office equipment, business plans, computer equipment, vehicles, inventory, furniture, fixtures, and spare and replacement parts (the "Personal Property");

             1.1.2 All oral and written contracts, agreements, commitments, real and personal property leases, licenses, purchase orders, sales orders, insurance policies and documents, (the "Contracts"), including all Contracts (a) for work that is currently being performed for customers of the Business (the "Customers"), (b) for Customer work that has not yet begun or is on hold, or (c) currently being negotiated which the Seller has a reasonable expectation of entering into with existing or potential Customers (the "Pipeline");


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             1.1.3 Governmental licenses,  permits,  approvals,  authorizations, consents, franchises, tariffs, orders and other registrations required for the conduct of the Business, to the extent that they are assignable;

             1.1.4 Software, patents, copyrights, trademarks, service marks and trade names, and all derivatives of thereof (except as provided in Section 1.3); all registrations and applications pending or allowed which relate to the foregoing; and all other proprietary rights and intangible property, such as trade secrets, technology, operating systems, customer and supplier lists, know-how, formulae, slogans, processes and operating rights (the "Intellectual Property");

             1.1.5 Prepaid expenses ("Prepaids"), including but not limited to prepaid rentals, insurance, taxes, unbilled charges and deposits, to the extent they are assignable;

             1.1.6 All books and records relating exclusively to the Business, including those relating to any Employee (as defined in Section 6.11.1) employed by Buyer after the Closing (each a "Transferred Employee"); and

             1.1.7 the Seller's goodwill, customer relations and other general intangible rights (the "Goodwill").

         1.2 Excluded  Assets.  The Assets shall not include (a) Seller's  cash,
(b) accounts receivables, (c) Work-In-Progress as of the Closing Date, (d) all rights to refunds of taxes paid by Seller, or (e) any assets of the Seller that are not used in the Business (collectively, the "Excluded Assets") as set forth on Schedule 1.2.

             1.2.1 "Work-In-Progress" means work performed by an employee of Seller under a contract or agreement for services to a third-party which, as of the Closing Date, has not yet been billed. Work-In Progress shall not include any amounts which have been prepaid to Seller under a contract or agreement for services to a third-party for which no work has been performed by an employee of Seller as of the Closing Date.

             1.2.2 Software Licenses. For any third-party software licenses that are included in the Assets, the Seller and Buyer will divide the number of authorized seats pro rata based on the number of Transferred Employees who use that software versus the number of non-Transferred Employees who use that software, as set forth on Schedule 1.2. Any such seats used by non-Transferred Employees shall be included in the Excluded Assets. The parties will work cooperatively after the Closing to split the master contract for such software licenses into two Master Contracts, one for each of the Transferred Employee's seats and one for the non-Transferred Employees seats.

         1.3 Transitional License to Use Name of "Inteliant". Seller hereby grants Buyer a license to use the name "Inteliant" for a period of 180 days after the Closing. Buyer's right to use the name shall terminate at the end of that period.

         1.4 Conveyance of Assets. Subject to the terms and conditions of this Agreement, at the Closing Seller will transfer, convey, and assign the Assets to Buyer free and clear of all liabilities, obligations, liens and encumbrances ("Liens"), except for the Permitted Liens (as defined in Section 6.8), pursuant to a Bill of Sale in substantially the form attached as Exhibit A (the "Bill of Sale") and an Assignment and Assumption Agreement in substantially the form


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attached  as Exhibit B (the  "Assignment  Agreement"),  and such  other  general warranty deeds, bills of sale, endorsements, assignments, vehicle titles and other instruments of transfer and conveyance, in form and substance sufficient to vest in Buyer all right, title and interest in and to the Assets.

         1.5 Further Assurances. Upon Buyer's request and without further consideration, Seller will take such further commercially reasonable actions and will execute such further documents, on and after the Closing Date, as are reasonably necessary to (a) place Buyer in possession and operating control of the Assets, (b) vest in Buyer good, valid and marketable title to the Assets, free and clear of any liens, claims or encumbrances of any kind except for the Permitted Liens, (c) complete the transactions described this Agreement, (d) comply with all laws and regulations applicable to such transactions, and (e) transfer to Buyer any governmental permits, consents or approvals currently held by Seller that relate to the Business and that are transferable.

         1.6 Consents. Seller will use all good faith efforts to secure third-party consents if required for assignment of the Contracts. However, if any consents are not obtained before Closing and Buyer elects to waive receipt of such consents as a Closing condition, then Buyer and Seller will cooperate to arrange for Buyer to receive the benefit of the Contracts to which such consents relate, after Closing. Seller will pay Buyer any amounts (other than amounts that are Excluded Assets) received under any such Contract.

2.       No Assumption of Liabilities.

         Buyer will not assume or be liable for any of Seller's or Parent's liabilities, obligations, or debts, known or unknown, contingent or absolute, accrued or otherwise, including, but not limited to, any (a) taxes, (b) unpaid salaries, employee benefits or severance pay, or (c) fines or penalties payable to any governmental authority, except for any Permitted Liens and as expressly assumed by Buyer in the Assignment Agreement.

3.       Purchase Price.

         3.1 Purchase Price. Buyer will pay to Seller the following amounts as the purchase price for the Assets (the "Purchase Price"):

             3.1.1 At Closing. The sum of $1,000,000 to be delivered to the Seller at the Closing (the "Cash Purchase Price"); and

             3.1.2 Earn Out.

                   (a) Amount. Subject to Section 3.2, for up to four years following Closing Date (the "Earn Out Period"), Buyer will pay to Seller an aggregate amount not to exceed $3,500,000 (the "Earn Out"). The Earn Out will be paid at a rate (the "Earn Out Rate") of 2.94% of Gross Margin (as defined below) for each year during the Earn Out Period so long as the resulting payment (the "Earn Out Payment") would be equal to or greater than $500,000 per year. If the 2.94% Earn Out Rate would cause an Earn Out Payment of less than $500,000 for any year during the Earn Out Period, then the Earn Out Rate for that year will increase to the percentage that would cause an Earn Out Payment of $500,000 for that year (the "Adjusted Earn Out Rate"), except that in no event will the Earn Out Rate exceed 6% of Gross Margin even if the resulting Earn Out Payment for that year would be less than $500,000.


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


                   (b) Payment. The first Earn Out Payment will be determined from Buyer's December 31, 2001 financial statements, and will be payable not later than March 31, 2002. Subsequent Earn Out Payments will be determined and paid on an annual basis, based on such year's financial statements, by not later than the March 31 following the end of each fiscal year during the Earn Out Period. The last Earn Out Payment will be paid at the earlier of (i) March 31 of the year in which the total Earn Out Payments equal the Earn Out, or (ii) March 31, 2005, based on December 31, 2004 financial statements, regardless of whether the total Earn Out Payments earned as of December 31, 2004 equal the maximum Earn Out.

                   (c) Determination of Earn Out. The Earn Out will be computed based on Buyer's internally prepared financial statements for the Earn Out Period, which will be prepared in accordance with Buyer's reasonable and consistently applied accounting practices employed during the one year preceding the Closing Date. "Gross Margin" means (i) the aggregate of Buyer's consolidated operations including the Business revenues and credits invoiced and otherwise applied to the accounts of Buyer's customers, including additions and reductions for allowed prompt payment discounts and invoice adjustments applied to invoices generated during the Earn Out Period, less (ii) the cost of sales applicable to those revenues. The Gross Margin shall be computed in accordance with United States generally accepted accounting principles ("GAAP").

                   (d) Earn Out Certificate. Concurrently with each Earn Out Payment Buyer will provide Seller with a certificate executed by an officer of Buyer setting forth an itemized calculation of the Earn Out (the "Earn Out Certificate"). Buyer will maintain business and financial records that contain information sufficient to verify the material completeness and material accuracy of the information contained in the Earn Out Certificate. At Seller's expense, Seller will have the right to examine such records, or to have its agent or accountants examine such records, following Seller's receipt of any Earn Out Certificate, for the sole purpose of verifying the material completeness and material accuracy of those certificates. If any such examination determines that the Earn Out Payment was understated, then (i) Buyer will promptly pay Seller the amount of any underpayment and Seller will promptly pay Buyer the amount of any overpayment, and (ii) Buyer will pay Seller's reasonable costs associated with such examination if the Earn Out Payment was understated by more than 10%.

                   (e) Continuation of Sales. Buyer intends to use reasonable good faith efforts to maximize sales to the Customers consistent with a level of profitability and other business criteria acceptable to Buyer taking into account the Earn Out. Nothing in this Section 3.1.2, however, shall obligate Buyer to operate or continue to operate the Business at any given level, or to use or sell the Assets, or make sales to any Customer for all or part of the Earn Out Period or at any other time.

         3.2 Pipeline Adjustment. If at March 31, 2001, the aggregate revenue realized from the Business is less than $7.36 million then (a) Buyer will provide Seller with a certificate documenting the dollar amount of such shortfall (the "Adjustment Certificate") by April 31, 2001, and (b) 50% of the Gross Margin of the aggregate revenue shortfall will be deducted from the total Earn Out and the Earn Out Payment due March 31, 2002. Buyer will not be entitled to any indemnification for breach of Section 6.8.3 for the other 50% of the shortfall.

         3.3 Dispute Resolution.If the parties are unable to agree on the amount or computation contained in any Earn Out Certificate or Adjustment Certificate within five days after the delivery of such certificate, then the parties will select a mutually acceptable independent auditor to audit such certificate.


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


However, if the parties are unable to agree on a mutually acceptable independent auditor within 10 days after the delivery of the disputed certificate, the each party shall select one independent auditor who shall then agree, within 15 days after the delivery of the disputed certificate, upon a third independent auditor to conduct the audit. In each case the determination of the independent auditor who conducts the audit shall be binding on the parties.

         3.4 Allocation of Purchase Price. The parties agree to allocate the fair market value of the Assets in accordance with Schedule 3.4 for all federal, state and local tax purposes, including IRS Form 8594. Buyer and Seller agree to attach a Form 8594 in the agreed form to their respective federal income tax returns.

         3.5 Accounts Receivable. Buyer will assist Seller in collecting accounts receivable for work performed for Customers before the Closing Date. Any amounts that Buyer receives from Customers will be posted to the invoice indicated on the payment. Buyer will remit to Seller all payments received by Buyer that are designated for application against pre-Closing invoices. Seller will remit to Buyer all payments received by Seller that are designated for application against post-Closing invoices, except for invoices representing Work-In Progress. If a payment does not designate an invoice number, then the Buyer and Seller will split the payment pro rata based on the amounts owed to Buyer and Seller respectively. All collected Accounts Receivable owed by one party to the other party will be paid over the course of each month and mailed or wired within three days of collection.

4.       Closing.

         Subject to satisfaction of the closing conditions set forth in Section 9, the closing of the transactions contemplated in this Agreement (the "Closing") shall take place at 10:00 a.m. on December 29, 2000 at the offices of Davis, Wright, Tremaine, LLP, 2600 Century Square, 1501 Fourth Avenue, Seattle, Washington, or at such other time and place as the parties may agree upon (the "Closing Date").

5.       Buyer's Representations and Warranties.

         Buyer represents and warrants to Seller and Parent that the following are true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date:

         5.1 Authorization. Buyer is a corporation duly organized and validly existing under the laws of the State of Washington. Buyer has taken all corporate action necessary to authorize execution and delivery of, and performance of its obligations under, this Agreement. Buyer has full corporate power and authority to enter into, and to carry out its obligations under, this Agreement. Buyer has duly executed and delivered this Agreement, and this Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to or affecting creditor's rights generally or by equitable principles of general application.

         5.2 Consents. Except as set forth on Schedule 5.2, no consent, authorization or approval by any third person or public authority is required in connection with the execution, delivery or performance of this Agreement or other transaction documents by Buyer, and consummation of the transactions contemplated hereby and thereby.


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


         5.3 No  Violations.  Except  for any  required  consents  set  forth on
Schedule 5.2, the execution and delivery of this Agreement by Buyer, and the performance of its obligations hereunder, do not and will not conflict with, result in the breach of, or constitute a default under: (a) the Articles of Incorporation or Bylaws of Buyer; (b) any material note, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Buyer is a party or by which Buyer is bound; or (c) any statute, award, writ, order, injunction, judgment, decree, rule or regulation of any court or regulatory authority or governmental body applicable to Buyer.

         5.4 No Litigation. There is no action, dispute, claim, proceeding, suit, appeal or investigation pending or, to Buyer's knowledge, threatened against Buyer that involves the Seller, the Business or the Assets, or that questions the validity of this Agreement. To Buyer's knowledge, there are no facts that could reasonably be expected to result in a judgment or other determination that would cause this Agreement to be prohibited or enjoined.

         5.5 Brokers. Buyer has not entered into or authorized any arrangements with any broker, finder, or investment banker that will result in payment of a fee in connection with this transaction.

         5.6 Disclosure. Neither this Agreement nor any Schedule or certificate furnished to Seller by or on behalf of Buyer in connection with this Agreement contains any untrue statement of a material fact. Buyer has not omitted to state a material fact known by Buyer to be necessary in order to make Buyer's statements contained in this Agreement and any such Schedule or certificate not misleading.

6.       Representations and Warranties of Seller and Parent.

         Seller and Parent represent and warrant, jointly and severally, to Buyer that the following are true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date:

         6.1 Authorization. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware. Seller is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns property or leases property or does business, except in those jurisdictions where the failure to be so qualified would not have a material adverse effect on the Seller. Seller has taken all corporate action necessary to authorize, and, to the extent required by applicable law, Seller's shareholders have approved, Seller's execution and delivery of, and the performance of its obligations under, this Agreement. Seller has full corporate power and authority to enter into, and to carry out its obligations under this Agreement. Seller has duly executed and delivered this Agreement, and this Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to or affecting creditor's rights generally or by equitable principles of general application. Except as set forth in Schedule 6.1, (a) Parent owns 100% of the outstanding shares of capital stock of Seller, free and clear of any pledges, security interests, liens, encumbrances, or claims, and (b) there is no subscription, option, warrant, or other right or agreement relating to the issuance, sale, delivery, or transfer of Seller's capital stock.


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         6.2 Consents.   Except  as set  forth  on  Schedule  6.2,  no  consent,
authorization or approval by any third person or public authority is required to authorize, or is required in connection with, the execution, delivery or performance of this Agreement consents to include transaction documents and consummation of transaction by Seller or Parent.

         6.3 No  Violations.  Except  for any  required  consents  set  forth on
Schedule 6.2, the execution and delivery of this Agreement by Seller and Parent, and the performance of their obligations hereunder, do not and will not conflict with, result in the breach of, or constitute a default under (a) Seller's Certificate of Incorporation or Bylaws; (b) any note, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Seller or Parent is a party or by which Seller is bound; or (c) any statute, order, injunction, judgment, decree, rule or regulation of any court or regulatory authority or governmental body applicable to Seller.

         6.4 Financial Statements. Seller has furnished to Buyer complete and accurate copies of the internally-prepared financial statements of the Business
(i) as contained in the Confidential Memorandum, dated September 15, 2000, provided to Buyer by Seller, and (ii) for the 11 months ended November 25, 2000 (collectively, the "Financial Statements"). The Financial Statements (a) have been prepared in accordance with Seller's reasonable and consistently applied accounting principles, and (b) fairly present the financial condition of the Business as of the dates specified and the results of operations for the periods specified.

         6.5 Material Adverse Changes. There has been no material adverse change to the Assets or the Business since the date of the most recent Financial Statements.

         6.6 Taxes. Seller has timely paid all federal, state, local or foreign taxes, assessments, fees, imposts, levies and other charges that might affect the Assets, including without limitation all income, sales, use, business and occupation, withholding, payroll, employment, excise or property taxes or assessments, and interest and penalties thereon (collectively, "Taxes") that have become due and payable. Seller has timely filed all required returns and reports with respect to such Taxes. Seller has not waived any statute of limitations relating to Taxes. Seller is not subject to any dispute, audit or proceeding regarding Taxes that might affect the Assets.

         6.7 Absence of Indebtedness and Other Obligations. Except as set forth in the most recent of the Financial Statements, Seller has no (a) Indebtedness (as defined below) of a material nature, or (b) other obligations of a material nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as a surety or guarantor) and whether due or to become due, including without limitation any liabilities for Taxes, which relate to or impact the Assets or the Business. "Indebtedness" means all indebtedness of Seller, related to or impacting the Business or the Assets, including (i) all indebtedness, for borrowed money or for the deferred purchase price of property or services, including without limitation any indebtedness of Seller with respect to any shareholder of Seller or any affiliate of Seller and any indebtedness incurred by Seller, and (ii) any other indebtedness of Seller which is evidenced by a note, bond, debenture or similar instrument.

         6.8 Assets; Title. Seller has good and marketable title to all of the Assets, free and clear of all liabilities, claims, liens, sales agreements (conditional or otherwise), leases, or other encumbrances of any kind, except for those listed on Schedule 6.8 (the "Permitted Liens").


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


             6.8.1 Personal  and  Real  Property.   Schedule  6.8.1  contains  a
complete and accurate description of all Personal Property and real property owned or leased by the Business, except for any Excluded Assets.

                   (a) Personal Property. Except as set forth on Schedule 6.8.1,
(i) Seller is not a party to any lease of Personal Property, either as lessee or lessor, and (ii) all of the Personal Property is in good operating condition, ordinary wear and tear excepted, and free from material defects.

                   (b) Real Property. Except as set forth on Schedule 6.8.1, Seller does not, with respect to the Business, own any real property and is not a party to any lease of real property, either as lessee or lessor. To Seller's and Parent's knowledge, with respect to the Business, neither the operations of Seller or any lessee on any such real property, nor any improvements on any real property, violate any applicable building or zoning code or regulation of any governmental authority having jurisdiction.

             6.8.2 Inventory. The Business has no inventory.

             6.8.3 Contracts. Schedule 6.8.3 contains a true and correct list of the Contracts, including a separate list of the Contracts included in the Pipeline and their dollar value. Except as set forth in Schedule 6.8.3:

                   (a) the Contracts are valid,  binding and enforceable against the Seller and against the other parties to the Contracts, in accordance with their terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to or affecting creditor's rights generally or by equitable principles of general application;

                   (b) the Contracts are assignable and no other person is required to consent to the assignment of any Contract to Buyer;

                   (c) the Seller has performed, or is now performing, the obligations of, and is not in material default (and would not by the lapse of time or the giving of notice be in material default) under, any Contracts;

                   (d) no party has raised any claim, dispute or controversy or withheld payments from the Seller with respect to any Contract, which claim, dispute, controversy or withholding of payment could, if such party were to prevail, have a material adverse effect, either individually or in the aggregate, on the Contract;

                   (e) no other party to a Contract is in material default or has breached any material term or provision of such Contract that has not previously been cured;

                   (f) Seller has not received notice or warning of alleged nonperformance, delay in delivery or other noncompliance with respect to any of


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


the Contracts, nor any notice that the other parties may totally or partially terminate any of the Contracts; and

                    (g) Seller has paid, prior to Closing, all amounts due under the Contracts and under any outstanding agreements with its Customers to provide credits, price rebates or reductions, and there are no such agreements outstanding or expected that will arise after the Closing.

              6.8.4 Intellectual Property Rights. Seller owns or has the right to use the Intellectual Property, and to transfer the Intellectual Property to Buyer, free and clear of all liabilities, claims, liens, licenses, or other encumbrances of any kind, except as set forth on Schedule 6.8.4. To Seller's knowledge, the use by Seller of the Intellectual Property has not conflicted with or infringed, and no one has asserted that such use conflicts with or infringes, upon any proprietary rights owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending with respect to any of the Intellectual Property, and, to Seller's knowledge, none has been threatened. Except as set forth on Schedule 6.8.4, Seller has not licensed to others, or agreed to license, any of the Intellectual Property, or entered into any contracts with respect thereto.

              6.8.5 Customers. Schedule 6.8.5 sets forth a true and correct list of the Customers. Except as set forth on Schedule 6.8.5, (a) there has not been any material adverse change in the business relationship of Seller with any Customer, (b) neither Seller nor Parent has any reason to believe that any Customer intends to cancel any existing Contract or materially reduce the amount of business it conducts with the Business, and (c) to Seller's knowledge, Seller enjoys a good relationship with its Customers and there have been no significant difficulties experienced that would indicate that this good relationship will not continue with Buyer after Closing Date.

         6.9 Compliance. Schedule 6.9 sets forth all governmental permits, registrations, authorizations, and other approvals which are required to be obtained in order to operate the Business. Except as set forth on Schedule 6.9, Seller has all such permits, registrations, authorizations, and other approvals. Seller maintains and operates, and to the knowledge of Seller, has maintained and operated, the Assets and the Business in material compliance with all applicable laws, ordinances, codes and regulations. Except as set forth on
Schedule 6.9, Seller has not received any notice of violation relating to the Assets or the operation of the Business of (a) any applicable governmental permit, zoning regulation or ordinance, (b) Environmental Law (as defined in
Section 6.13), Federal Occupational, Safety and Health Act, or comparable state laws, regulations and rulings, or (c) other law, order, regulation or requirement. To the knowledge of Seller, there is no such violation.

         6.10 Certain Interests. No current or former 10% shareholder of Seller and no entity owned or controlled by any of them (a) has any material interest in the Assets or the Business, (b) is indebted to Seller, or (c) to Seller's knowledge has any financial interest, direct or indirect, in any Customer of, or other outside business which has any transactions with, the Business. The Business is not indebted to Parent, except for amounts due under normal compensation arrangements or for reimbursement of ordinary business expenses.

         6.11 Employment Matters.

              6.11.1  Employees.   Schedule  6.11.1  contains  an  accurate  and
complete list of all names,  positions and current  salaries of the  Transferred


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


Employees, and the name and addresses of any agency that currently supplies the Seller with temporary workers. Except as set forth on Schedule 6.11.1:

                    (a) Seller   is not a party to or  bound by any  employment,
commission, or consulting agreement and each of Seller's employees is an "at-will" employee.

                    (b) For all Transferred Employees, Seller has paid all salaries, 401(k) matching funds, medical and other employment benefits or severance payments due to be paid as of the Closing Date or arising in connection with periods prior to the Closing Date.

                    (c) Seller has provided Buyer with copies of all relevant information regarding current (i) vacation, holiday or sick leave policies or arrangements with Transferred Employees and (ii) compensation arrangements with Transferred Employees and any consultants. Seller has also provided Buyer true and complete copies of all employment manuals and policies currently in force which are used in the Business or apply to any Transferred Employee.

                    (d) None of the Transferred Employees are working under an existing U.S. visa or pending visa application.

                    (e) Seller has operated the Business at all times in material compliance with laws and regulations related to employment practices, terms and conditions of employment, and wages and hours.

              6.11.2 Employee Benefits. With respect to the Employees or any Transferred Employees, there are not, and will not be, any claims, judgments, damages, penalties, taxes, assessments or similar items attributable to the Business by virtue of: (a) the violation of any provision of any compensation, retirement, life, health, medical or other welfare benefit plan, (b) liabilities under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Section 301 of ERISA, or Sections 412 or 4971 of the Internal Revenue Code, or (c) any failure of Seller to satisfy the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Internal Revenue Code ("COBRA"). Other than the coverage the Seller is required to provide terminated Employees under COBRA, Seller has no arrangements with any Employees that could result in liability or potential liability to Buyer for life, health, medical or other welfare benefits following termination of employment.

         6.12 Labor Matters. The Seller is not a party to or bound by any collective bargaining agreement with respect to the Business and the Business has never been subject to any union organizing effort, unfair labor practice complaint, labor strike, employee slowdown or work stoppage, representation petition brought before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreements. Neither Seller nor Parent has any knowledge of the existence or threat of, any union organizing effort with respect to the Business.

         6.13 Environmental Matters. To Seller's and Parent's knowledge, (a) no Hazardous Substances have been stored or disposed in the conduct of the Business since its inception, except for lawful storage or disposal undertaken as part of the ordinary course of the Business, in full compliance with all pertinent handling, storage, labeling, use, disposal and other applicable laws, regulations, and ordinances, and (b) there is no underground storage tank on the real property where the Business is situated and no underground storage tank has ever been located on the real property. "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined or listed under any Environmental Law. "Environmental Law" means any federal, state or local statute, regulation or ordinance pertaining to the protection of human health or the environment.

         6.14 Insurance. All premiums owing on all insurance policies which insure the Business and the Assets are paid in full and no notice of cancellation or termination has been received with respect to any such policies. Such policies (a) are and will be in full force and effect, (b) are and will be sufficient for compliance with all material requirements of law and of material agreements to which Seller is a party, and (c) provide and will provide insurance coverage for the Assets and operations of the Business comparable to that of companies similarly situated until Closing. Seller has not been refused any insurance with respect to the Assets or the Business nor had such coverage limited by any insurance carrier.

         6.15 Litigation. Except as set forth on Schedule 6.15 there is no action, dispute, claim, proceeding, suit, appeal or investigation pending or, to Seller's knowledge, threatened against Seller that involves the Assets or the Business or that questions the validity of this Agreement. To Seller's and Parent's knowledge, there are no facts that could reasonably be expected to result in a judgment or other determination that would have a material adverse effect on Seller, the Assets or the Business, or that would cause this Agreement to be prohibited or enjoined.

         6.16 Letters of Credit and Powers of Attorney. Seller does not have outstanding letters of credit or powers of attorney which relate to or could in any way affect the value or disposition of the Assets or the Business.

         6.17 Operating Loan. Parent has the financial ability and wherewithal to fund the Operating Loan upon the following schedule: $1 million at Closing, $1.5 million by January 25, 2001, and $1 million by February 10, 2001.

         6.18 Y2K Compliance. Any computer or computer-related hardware or software that is part of the Assets (the "Computer System") is millennium compliant. "Millennium Compliant" means that the Computer System (a) allows for the input of all dates in a four-digit format, (b) provides date output in a four-digit format, (c) accommodates same century and multi-century date related formulas and calculations, and (d) responds to two-digit date input in a way that resolves any ambiguity as to century.

         6.19 Brokers. Neither Seller nor Parent has entered into or authorized any arrangements with any broker, finder, or investment banker that will result in payment of a fee in connection with this transaction except for George K. Baum & Company which Seller and Parent acknowledge as solely their responsibility to pay.

         6.20 Reliance. Seller and Parent recognize and agree that Buyer is relying upon the representations and warranties made by Seller and Parent in this Agreement, notwithstanding any investigation by Buyer.

         6.21 Undisclosed Liabilities. There are no liabilities or obligations of or relating to the Business (whether absolute, accrued, contingent or other, and whether due or to become due) not otherwise disclosed on the attached Schedules, or accrued, reserved against, or otherwise disclosed in the most recent Financial Statements, except liabilities in an amount less than $1,000 incurred within 60 days prior to the date of the most recent Financial Statements, for which Seller was not invoiced by such date.

         6.22 Disclosure. No representation or warranty made by Seller or Parent in this Agreement or in any certificate furnished or to be furnished by Seller or Parent to Buyer in connection with the transaction contemplated by this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

7.       Pre-Closing Agreements.

         7.1 Transition and Conduct of the Parties. Before the Closing, Seller will cooperate with Buyer in the transition of its customer base and make its best efforts to assist the smooth transition of Contracts and Customer relationships to the Buyer. Each of the parties will fully cooperate with the other parties and their counsel and accountants in connection with any steps required to be taken as part of the obligations of the parties under this Agreement. Each party will use its best efforts to close the transactions described by this Agreement, and will take no action inconsistent with its obligations under this Agreement or that could hinder or delay Closing, except that nothing in this Section 7.1 will limit the rights of the parties under Sections 9 or 11. None of the parties will take any actions prior to the Closing that would cause their respective representations and warranties made in this Agreement to become untrue, without the other parties' prior written consent.

         7.2   Access to Properties, Books and Records.

               7.2.1 Buyer. To permit Buyer to complete its due diligence investigation, Seller will permit Buyer and its agents, upon prior notice, during normal business hours, to have reasonable access to the premises in which Seller conducts the Business and to all of its books, records, and personnel files, and to all of the relevant books and records of the Business. Seller will furnish to Buyer such financial data, operating data, and other information as Buyer shall reasonably request. Seller will provide Buyer access to the Customers, Suppliers and Employees of the Business upon request.

               7.2.2 Seller. To permit Seller to complete its due diligence investigation, Buyer will provide Seller and its agents with reasonable access to the premises in which Buyer conducts its business, and will furnish to Seller such financial data, operating data, and other information as Seller shall reasonably request.

         7.3 Financial Examination. Seller shall consent to Buyer or its independent public accounting firm contacting Seller's independent accountants to discuss, and examine the work papers for, the Financial Statements.

         7.4 Solicitation of Seller's Employees. Seller consents to Buyer's solicitation before the Closing of the Employees for employment with Buyer after the Closing. However, any such employment will be in Buyer's sole and absolute discretion and Buyer will have no obligation to employ or offer to employ any of the Employees.

         7.5 Operation of the Business. From the date of this Agreement through Closing, Seller and Parent agree to operate the Assets and the Business as follows:

               7.5.1 Business Operation and Preservation. Seller will operate the Assets and the Business in a reasonable and prudent manner, in accordance with reasonable past practices. Furthermore, Seller will use commercially reasonable efforts to: (a) preserve its existing business and relationships with its Employees, Customers, Suppliers and others, (b) preserve the Assets, and (c) conduct its Business in compliance with all applicable laws and regulations.

               7.5.2 Assets. Except as permitted under Section 7.5.4, Seller will not and will not agree to (a) transfer, lease, or dispose of any Asset, except for goods or services sold or used in the ordinary course of the Business, (b) grant any powers of attorney pertaining in any way to the Assets or the Business, or (c) acquire any assets which would be material to the Business, without Buyer's prior written consent.

               7.5.3 Accounts Receivables and Payables. Without the prior written consent of Buyer, (a) Seller will not change or grant exceptions to its billing or collection policies applicable to the accounts receivable of the Business, and (b) Seller shall not delay payment on any accounts payable, benefit payment or other liability or obligation until after the Closing Date if Seller's normal practice and procedures would have processed such payment, obligation or liability before such date.

               7.5.4 Contracts and Business Relations. Seller will not, without the prior written consent of the Buyer: (a) enter into any transaction, contract or commitment except in the ordinary course of the Business, nor incur any financial obligation in excess of $25,000 in any single transaction or $50,000 in the aggregate; (b) enter into any material contract or incur any long-term debt, except as provided in clause (a) above; or (c) disrupt, cancel or terminate any Customer or other revenue-generating relationship.

               7.5.5  Employee  Salaries  or  Benefits.  Except  as set forth on
Schedule 7.5.5, (a) Seller will not, and will not agree to, increase salaries or benefits of the Employees, without the prior written consent of Buyer, and (b) Seller will pay to the Employees, immediately prior to or on the Closing Date, the amount of any benefits, including any 401(k) matching funds, medical and dental benefits and other benefits, provided that such Employee is entitled to such benefits under the Seller's benefit plans.

               7.5.6 Litigation; Material Changes. Seller will advise Buyer in writing of (a) any litigation, governmental investigation, or administrative proceeding, or threat thereof, that challenges or otherwise materially affects the Assets, the Business or transactions described in this Agreement, or (b) any material adverse change or any event, occurrence or circumstance that is likely to cause a material adverse change in the Assets or the Business, except that Seller has advised the Buyer prior to Closing that Tom Prosia and Jeff Springborn will not be included in the Transferred Employees.

               7.5.7 Books and Records. Seller will maintain the books and records of the Business in accordance with past practices, and will not change its accounting methods, policies or practices, without the prior written consent of Buyer.

         7.6 Exclusivity. From and after the date of this Agreement, and until Closing, neither Seller nor Parent will directly or indirectly through any subsidiary, officer, director, agent, representative or otherwise, solicit any proposals or offers from any persons relating to any sale, recapitalization, merger, liquidation, acquisition or similar transaction (an "Acquisition Transaction") with regard to the Business. Notwithstanding the foregoing, Seller and Parent may furnish information, or cause information to be furnished to, and may participate in negotiations and discussions and enter into agreements relating to an Acquisition Transaction with, any third party who makes an unsolicited proposal or offer for the Business, if the board of directors of Parent determines in good faith that the failure to consider such proposal or offer could reasonably be deemed to cause its directors to breach their fiduciary duties under applicable law. If Parent's board of directors, on or before January 31, 2001, consummates an Acquisition Transaction with any party other than Buyer, then Parent and Seller shall, jointly and severally, be obligated to pay Buyer a break-up fee of $300,000 in immediately available funds at the closing of the Acquisition Transaction. However, no break-up fee will be due if the Closing does not occur by midnight on December 31, 2000, as a result of Buyer's willful refusal to close after all conditions to Closing set forth in
Section 9.1 have been satisfied.

8.       Further Agreements.

         8.1 Employment Agreements. On or before Closing, Buyer may, in its sole discretion, offer terms of employments or enter into an employment agreement with each of Matt Deischman and Alex Salottolo, and those persons may accept such terms of employment or employment agreement. Buyer waives the provisions of any non-competition and/or non-solicitation agreement(s) that it may have with these persons with regard to their discussions with Buyer and acceptance of any such terms of employment or employment agreement.

         8.2 Operating Loan. Parent agrees to extend a subordinated loan to Buyer in an amount to be determined by Buyer's management as necessary to meet Buyer's need for operating the Business after the Closing, up to a maximum of $3,500,000 (the "Operating Loan"). The Operating Loan will be evidenced by a promissory note in substantially the form attached as Exhibit C (the "Note"). The Note shall be made and secured pursuant to (a) a Loan and Stock Pledge Agreement, which, among other things, contains a pledge of a certain amount of Buyer's stock owned by Charles Herrick and William Douglass, in substantially the form attached as Exhibit D (the "Loan Agreement") and (b) a Security Agreement, which contains the grant of a security interest in the Buyer's assets junior to that of the Buyer's primary lender, in substantially the form attached as Exhibit E (the "Security Agreement"). Parent shall advance $1 million at Closing and $1.5 million to Buyer by January 25, 2001, and $1 million by February 10, 2001, under the Operating Loan.

         8.3 Escrow. Buyer shall open an escrow account (the "Buyer's Escrow") with a mutually acceptable escrow agent in the joint names of Buyer and Seller, pursuant to the terms of an Escrow Agreement in substantially the form attached to this Agreement as Exhibit F (the "Escrow Agreement"). Buyer shall place into the Buyer's Escrow the certificates representing the Buyer's stock securing the Operating Loan pursuant to the Loan Agreement.

         8.4 Public Disclosure. Except as otherwise required by law, neither Buyer, nor Seller or Parent, or any person affiliated with any of them, will issue or approve any news release or other announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior approval of the other parties as to the contents of the announcement or release, such approval not to be unreasonably withheld.

         8.5   Restrictive Covenants.

               8.5.1  Confidentiality.  No information concerning one party that has been furnished to or obtained by another party in connection with this Agreement may be disclosed by such other party to any person other than in confidence to employees, legal counsel, financial advisers or independent public accountants who reasonably need to know such information in connection with the transactions contemplated by this Agreement and who agree to be bound by this Section. Each party agrees not to use any such information for any purpose other than fulfilling its obligations under this Agreement. Each party agrees that, upon request, it will immediately return to the other party all such information in the event this Agreement is terminated before Closing. Notwithstanding the foregoing, this obligation shall not apply to information that (a) is, or becomes, publicly available from a source other than the other party; (b) was known and can be shown to have been known by the other party at the time of its receipt; (c) is received by the other party from a third party without breach of this Agreement; (d) is required by law or court order to be disclosed; or (e) is disclosed in accordance with the written consent of the other party. Notwithstanding the foregoing, Buyer will not be prohibited from disclosing or using information regarding the Business after Closing.

               8.5.2 Non-Competition. Except as provided in Section 8.10, neither Seller nor Parent will, without the prior written consent of Buyer, for a period of one year following the Closing Date, directly or indirectly engage in, or have any interest in any corporation, partnership or other enterprise that engages in, any Competitive Activity. "Competitive Activity" means the ownership, operation or management of a business engaged in the same business as the Business as conducted by Seller as of the Closing Date. Competitive Activity does not include the ownership by Seller of equity securities in any publicly-traded corporation that does not exceed 5% of the outstanding capital stock of such corporation. Nothing contained in this Section 8.5.2 shall preclude Seller or Parent from continuing to engage in any operations in which the Seller or Parent is currently engaged through their subsidiaries or divisions as of the Closing Date.

               8.5.3 Non-Solicitation. Seller and Parent covenant and agree that for a period of one year following the Closing Date, they shall not, directly or indirectly, for their benefit or for the benefit of any other person
(a) solicit any such Business from any customer or supplier of Buyer, (b) induce or cause any customer to cease purchasing any service or product from Buyer or to terminate or change such customer's relationship with Buyer in any manner,
(c) induce or cause any supplier to cease providing or selling any service or product to Buyer or to terminate or change such supplier's business relationship with Buyer in any manner, or (d) induce or solicit any person who is then employed by Buyer to leave such employment or other position with Buyer or to accept any other employment or position.

               8.5.4 Reasonableness. Seller and Parent acknowledge that the covenants set forth in Sections 8.5.1, 8.5.2 and 8.5.3 do not (a) impose unreasonable restrictions or hardship on them, (b) are necessary and fundamental to the protection of the Business to be conducted by Buyer, (c) are reasonable as to scope, duration, and territory, (d) are given as a condition to Buyer's entering into this Agreement, (e) are necessary to preserve the value of the Assets, and (f) are for the purpose of restricting the activities of Seller and Parent only to the extent necessary for the protection of the legitimate business interests of Buyer.

               8.5.5  Equitable Relief. Seller and Parent  acknowledge and agree
(a) that any  damages  sustained  by the  Buyer as a result  of a breach of this
Section 8.5 cannot be adequately remedied by damages, and (b) that Buyer, notwithstanding any other provision of this Agreement, and in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Section 8.5.

         8.6 Transition. After the Closing, Seller, Parent and Buyer will cooperate in the transition of Business, the Customers and Suppliers to Buyer and use their best efforts to provide for a smooth transition of the Contracts and Customer relationships to Buyer.

         8.7 Employment Offer Letters. Within a reasonable time after Closing, Buyer shall deliver employment offer letters to the Transferred Employees in which Buyer agrees to grant each Transferred Employee, as a signing bonus, a number of additional paid time-off days equal to the accrued paid time-off days currently due to each Transferred Employee by the Seller.

         8.8 Year End Financial Statements. By February 15, 2001, Seller shall deliver accurate and complete internally prepared financial statements for the Business for the year ended December 31, 2000. After their delivery, these financial statements shall be included in the definition of Financial Statements contained in Section 6.4.

         8.9 Kansas City Operations. With regard to Buyer's and Seller's respective operation in Kansas City after the Closing Date:

               8.9.1 Buyer is permitted to provide consulting services to Sprint Broadband without limitation.

               8.9.2 Buyer will refer Sprint Broadband staffing and permanent placement leads to Seller.

               8.9.3 Buyer shall not provide consulting services or otherwise deal with Sprint PCS without Seller's consent for a period of six months following the Closing Date, which consent shall not unreasonably be withheld.

               8.9.4  Seller  will  continue  to  provide  services,   including
consulting services, to Sprint PCS in order to finish any current projects.

               8.9.5 Buyer will employ Jim Riggs, who is not currently employed by the Business. Mr. Riggs will be included in the definition of Transferred Employees.

         8.10 WIP Schedule. Seller will deliver an estimated Schedule of Work-in-Progress to Buyer, and will deliver a final WIP Schedule to Buyer within two weeks after the Closing Date ("WIP Schedule").

9.       Closing Conditions.

         9.1 Closing Conditions of Buyer. The obligations of Buyer to close the transactions described in this Agreement are subject to satisfaction, at or before the Closing, of each of the following conditions:

               9.1.1 Consents. All releases, authorizations, consents, and approvals required to be obtained from any third-party, including the Seller's landlord(s), any regulatory authorities, and as set forth on Schedules 5.2 or 6.2, shall have been obtained in a form satisfactory to Buyer.

               9.1.2 Representations, Warranties and Covenants. The representations and warranties of Seller and Parent contained in this Agreement shall be true and correct in all material respects as if made at Closing. Seller and Parent shall have complied with or performed, in all material respects, all covenants, obligations and agreements to be complied with or performed by them at or before the Closing Date.

               9.1.3 Officer's Certificate. Seller and Parent shall have executed and delivered to Buyer an officer's certificate, certifying (a) satisfaction of the conditions set forth in Sections 9.1.1 and 9.1.2 as of the Closing Date, and (b) copies of the resolutions of Seller's Board of Directors and of resolutions of Parent, as Seller's sole shareholder, authorizing the execution, delivery and performance of this Agreement and all other agreements executed in connection with this Agreement, (c) copies of Seller's Certificate of Incorporation and Bylaws, and all amendments, and (d) a recent certificate of existence and good standing from Seller's state of incorporation, and certificate(s) of authorization to do business as a foreign corporation from the States of Washington, Oregon, California, Utah, Texas, Colorado, Kansas, Missouri and any other jurisdiction in which the Seller is conducting the Business.

               9.1.4 Litigation. No litigation, investigation or proceeding shall have been instituted or, to Seller's knowledge, threatened by any third party that would materially adversely affect the Assets or the Business or the ability of any party to this Agreement to comply with the provisions of this Agreement.

               9.1.5 No Material Adverse Change. There shall not have been any material adverse change in the Assets or the Business since the date of the most recent Financial Statement.

               9.1.6  Corporate   Approval.   The   execution,    delivery   and
performance of this Agreement shall have been approved by the Boards of Directors of Buyer, Seller, and Parent as the shareholder of Seller.

               9.1.7  Due   Diligence.   Buyer  shall  have  completed  its  due
diligence review of the Assets and the Business and the results of such review shall be satisfactory to Buyer in its sole discretion.

               9.1.8 Financial Statements. The Financial Statements are in a form acceptable to Buyer, in its sole discretion.

               9.1.9 Licenses. Buyer has obtained all licenses and permits required for it to operate the Business.

               9.1.10 Documents.   Buyer has  received  the  following  executed
documents:

               A.   Bill of Sale
               B.   Assignment Agreement
               C.   Loan and Stock Pledge Agreement
               D.   Security Agreement
               E.   Escrow Agreement

               9.1.11 Other Conveyance Documents. In addition to the Bill of Sale and the Assignment Agreement, Seller shall have executed and delivered to Buyer such other bills of sale, change of title forms, endorsements, assignments, tax forms and other instruments of conveyance and transfer as Buyer may request in order to effect the transfer, assignment and conveyance of the Assets.

               9.1.12 Control of Assets. Seller shall have taken all steps necessary or desirable to place Buyer in actual possession and operating control of the Assets, including but not limited to delivering to Buyer all keys, pass cards and other access devices to the facilities in which the Business operates.

               9.1.13 Actions Satisfactory to Buyer's Counsel. All actions, proceedings, instruments and documents required to be carried out by or in connection with this Agreement, and all other relevant legal matters, will be reasonably satisfactory to counsel for Buyer.

               9.1.15 Advance on Operating Loan. Buyer has received a $1 million advance on the Operating Loan.

         9.2 Closing Conditions of Seller and of Parent. The obligations of Seller and Parent to close the transactions described in this Agreement are subject to satisfaction, at or before the Closing, of each of the following conditions:

               9.2.1   Consents. All  releases,  authorizations,   consents  and
approvals required to be obtained from any third party or any regulatory authorities have been obtained in a form reasonably satisfactory to Seller.

               9.2.2 Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement are true and correct in all material respects as if made at Closing. Buyer shall have complied with or performed, in all material respects, all covenants, obligations and agreements to be complied with or performed by Buyer at or before the Closing Date.

               9.2.3 Officer's Certificate. Buyer has executed and delivered to Seller and Parent an officer's certificate certifying (a) satisfaction of the conditions set forth in Sections 9.2.1 and 9.2.2 as of the Closing Date, (b) copies of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and all other agreements executed in connection with this Agreement, (c) copies of Buyer's Articles of Incorporation and Bylaws, and all amendments, (d) a Certificate of Existence and Authorization from the Washington Secretary of State, and (e) copy of Buyer's Master Business License from the State of Washington.

               9.2.4 Litigation. No litigation, investigation or proceeding has been instituted or threatened by a third party that would materially adversely affect the ability of any party to this Agreement to comply with the provisions of this Agreement.

               9.2.5   Purchase  Price. Seller has  received  the Cash  Purchase
Price.

               9.2.6 Documents. Buyer has executed and delivered the following agreements or other documents to Seller:

               A.      Assignment Agreement
               B.      Note
               C.      Loan and Stock Pledge Agreement
               D.      Security Agreement
               E.      Escrow Agreement

               9.2.7 Actions Satisfactory to Seller's Counsel. All actions, proceedings, instruments and documents required to be carried out by or in connection with this Agreement, and all other relevant legal matters, shall be reasonably satisfactory to Seller's and Parent's counsel.

         9.3 Post-Closing Letter. Any conditions to Closing that the parties agree to defer until after Closing will be documented in a post-Closing letter agreement executed and delivered at the Closing.

10.      Closing Costs.

         10.1  Closing Costs and Prorations.

               10.1.1 Seller's Closing Costs. Except as otherwise agreed by the parties in writing, Seller will pay (a) any sums due with respect to licenses, fees, and charges related to the Assets and necessary to discharge of any encumbrances affecting the Assets, except Permitted Liens, (b) the prorations described below, and (c) any other applicable usual and customary closing costs paid by sellers.

               10.1.2 Buyer's Closing Costs. Except as otherwise agreed by the parties in writing, Buyer will pay (a) any recording fees in connection with conveyance of the Assets, (b) any sales or use taxes payable on the conveyance of the Assets, (c) the prorations described below, and (d) any other applicable usual and customary closing costs paid by buyers.

               10.1.3 Prorations. Buyer and Seller agree to pay their respective prorated shares of all operating expenses of the Business, including but not limited to rent, property taxes, utilities, services, and other applicable items that are customarily prorated. All prorations shall be as of the Closing Date.

               10.1.4 Insurance. Seller is solely responsible for insuring the Assets against casualty and general liability until Closing. After Closing, Buyer is solely responsible for obtaining such other insurance as Buyer may desire.

               10.1.5 Other Costs, Expenses and Professional Fees. Except as provided otherwise in this Agreement, the parties each agree to bear their own costs and expenses, including without limitation all fees of attorneys, accountants, environmental consultants, and other service providers that are incurred in connection with the negotiation and preparation of this Agreement, and with any due diligence conducted, and documents required to be executed, in connection with this Agreement and the consummation of the transaction contemplated in this Agreement.

11.      Termination.

         11.1 Right to Terminate. This Agreement may be terminated at any time prior to the Closing Date by:

               11.1.1  written agreement of the parties; or

               11.1.2 either Seller or Buyer by written notice to the other if the Closing has not occurred on or before midnight of December 31, 2000, unless the terminating party's failure to fulfill or perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

         11.2 Effect of Termination. After termination under Section 11.1, the parties will thereafter be released from all liabilities and obligations arising under this Agreement, except as otherwise provided in this Agreement.

12.      Survival; Indemnification.

         12.1  Survival.   The   representations,   warranties,   covenants  and
agreements of the parties contained in this Agreement or in any certificate or agreement delivered in accordance with this Agreement shall survive for 18 months after the execution and delivery of this Agreement, any investigation by or on behalf of any party, and the consummation of the transactions contemplated hereby, except that Sections 6.6 (Taxes), 6.8 (Assets, Title), 6.10 (Certain Interests), 6.11 (Employee Matters), 6.13 (Environmental), 6.15 (Litigation),
6.19 (Brokers), 7.5.2 (Assets), 7.5.5 (Employees Salaries and Benefits), 7.5.6 (Litigation), 7.6 (Exclusivity), 12.2.(d) and (e), and 12.3(c) shall survive for the applicable statute of limitations. Notwithstanding Section 11.2, Seller's obligations under Section 7.6 shall survive termination of this Agreement.

         12.2 Indemnification by Seller and Parent. Seller and Parent shall indemnify Buyer, Buyer's subsidiaries, affiliates, directors, officers, employees and agents ("Affiliates"), and hold each of them harmless from and against all losses, costs, expenses, damages or liabilities, including reasonable attorneys' fees (collectively, "Damages"), incurred by any of them as the result of or directly related to: (a) any breach or inaccuracy of any representation or warranty of Seller or Parent made in this Agreement; (b) any failure by Seller or Parent to fulfill any of their covenants or other agreements contained in this Agreement or in any agreement delivered pursuant to this Agreement; (c) any liability or obligation of Seller or Parent to any third party not expressly assumed by Buyer in accordance with the terms of this Agreement; (d) any obligation of the Business relating to periods before the Closing Date, and (e) except as expressly assumed by Buyer, any Damages (i) with regard to any claim relating to Buyer's use of the "Inteliant" name under
Section 1.3, (ii) relating to any litigation listed on Schedule 6.15, or (iii) relating to the employment matters set forth in Sections 6.11 or 7.5.5 regardless of whether the items, facts or issues giving rise to such Damages are set forth on those sections respective schedules.

         12.3 Indemnification by Buyer. Buyer will indemnify Seller and Parent and hold them harmless from and against all Damages incurred by Seller or Parent by reason of or arising out of or in connection with any of them as a result of or directly related to: (a) any breach or inaccuracy in any representation or warranty of Buyer made in this Agreement, (b) any failure by Buyer to fulfill any of its covenants or other agreements contained in this Agreement or in any agreement delivered by it pursuant to this Agreement, and (c) any obligation of the Business relating to periods after the Closing Date.

         12.4 Indemnification Period. Except as otherwise specified in this Agreement, no claim for indemnification under this Section 12 will be effective if not made within six months following end of the survival period set forth in
Section 12.1 for that claim (the "Indemnification Period"). Notwithstanding the foregoing, claims based (a) upon the assertion that either the Seller or Parent had actual knowledge that a representation or warranty made by either of them in this Agreement was materially false when made or was made with the intent to deceive, or (b) upon Sections 6.6, 6.8, 6.11, 6.13, 6.15, 6.19, 7.5.2, 7.5.5,
7.5.6, 7.6, 12.2(d) or (e), or 12.3(c) may be made at any time up to the expiration of the applicable statute of limitations.

         12.5 Threshold Amount. Except as stated below, no party that is entitled to indemnification under this Agreement shall be indemnified unless and until the aggregate of all of such party's claims for indemnification exceed $50,000, which shall act as a threshold to discourage the pursuing of insubstantial claims, and not as a deductible. Notwithstanding the foregoing, no threshold shall required for claims under (a) Section 3.2 - Pipeline Adjustment, or (b) Section 6.11.

         12.6  Indemnification Procedures.

               12.6.1 Claim Notice. Any claim for indemnification must be made in writing, with notice delivered by the party seeking indemnification to the party from whom indemnification is sought within the Indemnification Period (the "Claim Notice"). The Claim Notice must specify in reasonable detail the nature and estimated amount of the claim.

               12.6.2  Third-Party  Claims.  If the claim specified in the Claim
Notice relates to a third-party claim, the indemnifying person shall have 15 days after its receipt of the Claim Notice to notify the indemnified person whether the indemnifying person agrees that the claim is subject to indemnification pursuant to this Section 12 and whether the indemnifying person elects to defend such third-party claim at its own expense. If the claim relates to a third-party claim that the indemnifying person elects to defend, the indemnifying person shall control the defense or settlement of the claim and the indemnified person shall not consent to the entry of any judgement or settle the claim and shall reasonably cooperate with such defense or settlement. The indemnified person shall, however, be entitled to (a) participate in the defense or settlement of such a third-party claim through its own counsel and at its own expense and (b) approve or disapprove any proposed settlement that would impose a duty or obligation on the indemnified person. No settlement of a claim shall be made without the approval of the indemnified party regardless of who is defending such claim. If the indemnifying person does not timely elect to defend a third-party claim, or if the indemnifying person fails to conduct such defense with reasonable diligence, the indemnified party may conduct the defense of, or settle, such claim at the risk and expense of the indemnifying person. If the indemnifying person does not timely elect to defend a third-party claim, it can later assume the defense of such claim. In such event, the indemnifying person will reimburse the indemnified person for all costs and expenses of defense (including attorneys' fees) incurred by the indemnified person to defend the claim through the date the defense is assumed.

               12.6.3 Claims Other Than Third-Party Claims. If the claim does not relate to a third-party claim, the indemnifying person shall have 30 days after receipt of the Claim Notice to notify the indemnified person in writing whether the indemnifying person accepts liability for all or any part of the claim and the method and timing of any proposed payment. If the indemnifying person does not so notify the indemnified party, the indemnifying persons shall be deemed to have accepted liability for all damages described in the Claim Notice if: (a) the Claim Notice contains a statement that failure to respond will constitute acceptance of liability; (b) the indemnified person sends a second Claim Notice by certified mail giving the indemnifying persons an additional ten days in which to respond and the indemnifying persons do not deny liability within the ten-day period; and (c) the indemnified person sends a copy of the second Claim Notice to the indemnified person's legal counsel named in this Agreement.

               12.6.4 Maximum Liability. The maximum liability of Seller and Parent under Section 12.2, and of Buyer under Section 12.3, at any time during an Indemnification Period shall be the amount of the Purchase Price paid to the date that the Claim Notice is delivered to the indemnifying party. However, any liability of an indemnifying party that exceeds the amount of the Purchase Price paid to the date of the Claim Notice, shall be offset against any future Earn Out Payments, but cannot exceed the total Purchase Price paid by the end of the Earn Out Period.

               12.6.5 Offset. Buyer may, but shall not be obligated to, offset any amounts owed to it by Seller or Parent under Section 12.2, (a) first against any unpaid amount due under the Note, and (b) then against any unpaid Earn Out Payment. However, Seller and Parent will remain obligated to pay any indemnification payment owed to Buyer under Section 12.2, in cash, if there are no unpaid Earn Out Payments or Note payments against which to offset any such indemnification obligation or if Buyer elects not to make such offset.

13.      Other Provisions.

         13.1 Assignment; Benefit. No party may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other parties to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

         13.2 Amendment; Waiver. The provisions of this Agreement, or of any agreement or document executed in connection with this Agreement, may be amended or waived only in a written agreement signed by the party against which enforcement of such amendment or waiver is sought. Any waiver of any right or breach under this Agreement shall not be construed as a waiver of any other or any subsequent right or breach.

         13.3 Severability. If any portion of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the remaining terms of this Agreement shall remain in full force and effect to the extent possible.

         13.4 Governing Law. The construction and performance of this Agreement will be governed by the laws of the State of Washington (except for the choice of law provisions thereof). The parties consent to the jurisdiction of, and venue laid in, any appropriate court in King County, Washington.

         13.5 Independent Counsel. Seller and Parent acknowledge that they have been represented by independent legal counsel with regard to this Agreement, and have had an adequate opportunity to seek independent legal counsel with regard to all documents executed in connection with this Agreement. Seller and Parent acknowledge that Davis Wright Tremaine LLP has not represented either of them.

         13.6 Notices. The parties shall deliver any notices required under this Agreement in writing by personal or courier delivery, facsimile transmission, or by registered or certified U.S. mail, return receipt requested, postage prepaid, to the addresses set forth below, or to such other address as specified by a party in writing. Notices shall be deemed effective as of the date of personal or courier delivery, confirmed facsimile transmission, or three days after the date on the U.S. postmark affixed to the notice.

------------------------------- ------------------------------------------------
If to Buyer:                    With a copy to:
------------------------------- ------------------------------------------------
Herrick Douglass, Inc.          Davis Wright Tremaine, LLP
1750 112th Avenue               1501 Fourth Avenue, Suite 2600
Bellevue, WA 98004              Seattle, Washington 98101-1688 Facsimile:  (206)
Facsimile:  425-467-1127        628-7699
Attention: Bill Douglass        Attention: Eugenie D. Mansfield, Esq.

------------------------------- ------------------------------------------------
If to Seller or Parent:         With a copy to:
------------------------------- ------------------------------------------------
SOS Staffing Services, Inc.     Stroock & Stroock & Lavan LLP
1415 South Main                 180 Maiden Lane
Salt Lake City, UT  84115       New York, New York 10038-4982
Facsimile:  801-483-4291        Facsimile:  (212) 806-6006
Attention: John Morrison        Attention: Mark Rosenbaum, Esq.

------------------------------- ------------------------------------------------

         13.7 Time of Performance. Time is of the essence of each and every term, covenant and condition of this Agreement.

         13.8 Incorporation. All Exhibit and Schedules referred to in or attached to this Agreement are incorporated by reference into this Agreement in their entirety.

         13.9 Headings. The headings in this Agreement are inserted solely for the purpose of convenience and shall not affect its interpretation.

         13.10 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         13.11 Attorneys' Fees. The prevailing party in any arbitration or litigation concerning this Agreement is entitled to reimbursement of its reasonable attorney fees, costs and expenses from the non-prevailing party, including fees, costs and expenses incurred on appeal or in bankruptcy proceedings.

         13.12 Entire Agreement. This Agreement, its attached schedules and exhibits, and the documents executed in connection with this Agreement including any agreement executed in connection with Section 9.3, contain the entire agreement of the parties with respect to the subject matter of this Agreement, and supersede any and all prior agreements, written or oral, relating to their subject matter.

         13.13 Counterparts.   This  Agreement  may be  executed  in one or more
counterparts, each of which will be deemed an original but all of which together will constitute the same instrument.

                       [Signatures are on the next page.]

Executed as of the first date written above.

               SELLER:          INTELIANT CORPORATION


                                By _________________________________
                                Name:
                                Its:

               PARENT:          SOS STAFFING SERVICES, INC.


                                By _________________________________
                                Name:
                                Its:

               BUYER:           HERRICK DOUGLASS, INC.


                                By _________________________________
                                Name:
                                Its:



                               LIST OF SCHEDULES

Schedule 1.2               Excluded Assets
Schedule 5.2               Buyer's Consents
Schedule 6.1               Certain Exceptions to Ownership of Seller's Shares
Schedule 6.2               Seller's and Parent's Consents
Schedule 6.8.1 a           Personal Property Listing
Schedule 6.8.1 b           Real Property Leases
Schedule 6.8.3             Customer Agreements, Real Property Leases and Insurance Policies
Schedule 6.8.4             Certain Exceptions or Limitations Related to Intellectual Property
Schedule 6.8.5             Customer List
Schedule 6.9               Governmental Compliance
Schedule 6.11.1            Employee List
Schedule 6.11.1 b          Temporary Labor Vendors
Schedule 6.11.1 d          Non-Immigrant Workers
Schedule 6.15              Threatened or Pending Litigation
Schedule 7.5.5             Exceptions Related to Certain Employee Compensation Matters



The Company agrees to furnish supplementally a copy of any Schedule to the Purchase Agreement not filed herewith to the Commission upon Request.